Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Crimson Exploration Inc. and Crimson Exploration Operating, Inc., to be filed on or about June 13, 2012 (the "Registration Statement"), of all references to the name of Netherland, Sewell & Associates, Inc.; to references to Netherland, Sewell & Associates, Inc. in the Registration Statement, including under the heading "Experts"; and to the inclusion in the Registration Statement of information taken from the Report of Netherland, Sewell & Associates, Inc. dated January 23, 2012, in Crimson Exploration Inc.'s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the U.S. Securities and Exchange Commission on March 13, 2012.

NETHERLAND, SEWELL & ASSOCIATES, INC.

/s/ C.H. (Scott) Rees III, P.E.
By:	C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Houston, Texas
June 13, 2012